Exhibit 99.1

Joel Moskowitz	Phil Bourdillon/Gene Heller
Chief Executive Officer	Silverman Heller Associates
(714) 549-0421	(310) 208-2550

Ceradyne Comments on Long-Range Strategy,
Recent VIOX Acquisition, Updates 2011 Guidance
at New York City Investment Reception

Costa Mesa, Calif. – January 10, 2011– Ceradyne, Inc. (Nasdaq: CRDN) will host its second annual investment reception today at the New York Palace Hotel. In addition to displaying Ceradyne’s portfolio of advanced technical ceramic products, Joel P. Moskowitz, Ceradyne’s CEO and Board Chairman, and Ceradyne’s CFO Jerrold J. Pellizzon are presenting a webcast overview of Ceradyne this afternoon at 3:30 p.m. EST.

One may listen to the webcast live by accessing the Investor Relations Page of Ceradyne's website, www.ceradyne.com, where the presentation will be archived.

The overview will include the following:

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Ceradyne $1 Billion. Mr. Moskowitz will be outlining a preliminary growth strategy for Ceradyne to achieve sales of $1 billion in approximately 5 years. This 150% growth will be based on continued substantive growth in solar products, as well as anticipated growth in current and recently introduced industrial and oil and gas related products from Ceradyne’s ESK Ceramics subsidiary in Kempten, Germany. The Company anticipates that its ceramic armor business will remain at recent levels, and that its recent entry into the military ballistic helmet business may be a source of new defense contracts. Other areas to be discussed include nuclear power plant neutron absorbing materials and new products and markets from Ceradyne’s internal R&D efforts.

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VIOX Corporation Acquisition. Mr. Moskowitz will also comment on Ceradyne’s recent acquisition of VIOX Corporation, a Seattle, Washington-based specialty glass company. VIOX develops, manufactures and markets specialty glass powders for solar, health care, electronic and other applications. Specialty glass is often considered a subset of advanced technical ceramics—Ceradyne’s core business. This acquisition, which was announced in a January 4, 2011 press release, is expected to be immediately accretive. The purchase price was approximately $27 million plus contingent payments of up to a maximum of $22 million based on VIOX achieving earnings growth and revenue diversification targets during the 30-month period following the closing.

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Revised Guidance. On October 26, 2010, Ceradyne issued its initial 2011 Guidance of $1.35 to $1.75 per fully diluted share on sales ranging from $445 to $515 million. Based on the recent VIOX acquisition and strength in the defense sector, Ceradyne is raising its 2011 Guidance to a range of $1.50 to $1.90 per fully diluted share on sales ranging from $470 to $540 million.

About Ceradyne, Inc.
Ceradyne develops, manufactures, and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel, and commercial applications. In many high performance applications, products made of advanced technical ceramics meet specifications that similar products made of metals, plastics or traditional ceramics cannot achieve. Advanced technical ceramics can withstand extremely high temperatures, combine hardness with light weight, are highly resistant to corrosion and wear, and often have excellent electrical capabilities, special electronic properties and low friction characteristics. Additional information about the Company can be found at http://www.ceradyne.com.

Forward-Looking Statements
Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and its Quarterly Reports on Form 10-Q as filed with the U.S. Securities and Exchange Commission.

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